THERMOGENESIS CORP. ANNOUNCES SECOND QUARTER RESULTS

  BioArchive (R) Revenues Continue to Increase - Corporate Gross Profit Almost
                             Doubles Over Prior Year


Rancho Cordova,  California  (February 13, 2004) - THERMOGENESIS  CORP. (Nasdaq:
KOOL) today announced results for its second quarter of fiscal 2004. Net revenues for the quarter ended December 31, 2003 increased 6% to $2,500,000, compared to $2,350,000 for the second quarter of fiscal 2003. For the six months ended December 31, 2003 the Company's net revenues increased 5% to $4,643,000 compared to $4,403,000 for the first six months of the prior year. The gross profit for the second quarter almost doubled to $802,000 or 32% of net revenues compared to $412,000 or 18% for the second quarter ended December 31, 2002. For the six months ended December 31, 2003, the gross profit increased to $1,391,000 or 30% compared to $768,000 or 17% for the first six months of the prior year.

The net loss for the quarter ended December 31, 2003, was $1,223,000 or $0.03 per basic and diluted share compared to a $1,584,000 net loss of $0.04 per basic and diluted share for the quarter ended December 31, 2002. For the six months ended December 31, 2003, the net loss was $2,462,000 or $0.06 per basic and diluted share, a decrease from $2,946,000 or $0.08 per basic and diluted share for the six months ended December 31, 2002.

Revenues generated by the BioArchive product line for the quarter ended December 31, 2003 were $1.6 million, an increase of $600,000 or 60% over the second quarter of last year. The increase in BioArchive device revenue is predominately due to the infusion of government funding for public cord blood banking in Japan and Moscow and our strong distributor relationships in those areas. BioArchive disposable sales continue to increase largely due to the demand from private cord blood banks in Asia.

"The increase in the gross profit is the result of the mix of products sold during the quarter and the targeted programs implemented in the fourth quarter of fiscal 2003 directed at driving towards profitable operations with revenues and margins led by recurring sales of our proprietary disposables." stated Kevin Simpson, President and Chief Operating Officer. "The programs included reducing manufacturing overhead costs, consolidating operations, outsourcing manufacturing of disposables, accelerating FDA applications and focusing marketing, sales, and product development efforts in two key markets, blood banks and hospitals."

"In addition to the improvements noted in the Statements of Operations, we are extremely pleased with our improved liquidity and capital resources" stated Philip Coelho, Chief Executive Officer. The Company reported a cash balance of $8.3 million and working capital of $11.6 million at December 31, 2003 compared to $6.8 million of cash and $10.1 million of working capital at June 30, 2003. There was $4.2 million of cash generated from the exercise of options and warrants during the six months ended December 31, 2003. "Our strong cash position combined with our improving operations, will enable us to appropriately fund our strategic initiatives."

Company Conference Call
Management will host a conference call today, February 13, 2004 at 11:00am PST to review the financial results and other corporate events, followed by a Q&A session. The call can be accessed by dialing: (800) 860-2442 within the U.S. or
(412) 858-4600 outside the U.S and giving the conference name "THERMOGENESIS". Participants are asked to call the assigned number approximately 5 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following five business days by dialing: (877) 344-7529 within the U.S. or (412) 858-1440 outside the U.S. and entering the following account number: 259 and the following conference number:
337391.

About ThermoGenesis Corp.
After extensive research, ThermoGenesis Corp's technology platforms lead the world in their ability to produce biological products from single units of blood. Umbilical cord blood banks are utilizing the Company's BioArchive System as a critical enabling technology for the processing and cryogenic archiving of stem cells for transplant. The CryoSeal FS System is used to prepare hemostatic and adhesive surgical sealants from patient blood in about an hour. ThermoGenesis Corp. has been a leading supplier of state-of-the-art Ultra-Rapid Blood Plasma Freezers and Thawers to hospitals and blood banks since 1992.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                         For More Information, Contact:
                               THERMOGENESIS CORP.
                          Kevin Simpson: (916) 858-5100
                 or visit the web site at www.thermogenesis.com

                               THERMOGENESIS CORP.
                       Condensed Statements of Operations
                                   (Unaudited)

                                                                Three Months Ended                         Six Months Ended
                                                                    December 31,                              December 31,
                                                             2003                2002                  2003                2002
                                                          ----------          ----------            ----------          ----------
Net revenues                                              $2,500,000          $2,350,000            $4,643,000          $4,403,000

Cost of revenues                                           1,698,000           1,938,000             3,252,000           3,635,000
                                                          ----------          ----------            ----------          ----------
    Gross profit                                             802,000             412,000             1,391,000             768,000
                                                          ----------          ----------            ----------          ----------

Expenses:

  Selling, general and administrative                      1,285,000           1,185,000             2,421,000           2,369,000

  Research and development                                   748,000             826,000             1,447,000           1,388,000
                                                          ----------          ----------            ----------          ----------
    Total operating expenses                               2,033,000           2,011,000             3,868,000           3,757,000

Interest and other income, net                                 8,000              15,000                15,000              43,000
                                                          ----------          ----------            ----------          ----------
Net loss                                                 $(1,223,000)        $(1,584,000)          $(2,462,000)        $(2,946,000)
                                                         ============        ============          ============        ============

Basic and diluted net loss per common share                   ($0.03)             ($0.04)               ($0.06)             ($0.08)
                                                         ============        ============          ============        ============

Shares used in computing per share data                   40,265,493          35,266,004            39,862,971          35,265,837
                                                         ============        ============          ============        ============

                               THERMOGENESIS CORP.
                            Condensed Balance Sheets
                                   (Unaudited)

                                                                               December 31,                June 30,
                                                                                   2003                      2003
ASSETS                                                                         ------------               -----------
Current assets:
  Cash, cash equivalents and short term investments                              $8,265,000                $6,815,000
  Accounts receivable, net                                                        2,080,000                 2,014,000
  Inventories                                                                     2,832,000                 2,650,000
  Other current assets                                                              637,000                   820,000
                                                                               ------------               -----------
      Total current assets                                                       13,814,000                12,299,000

Equipment, net                                                                      792,000                   442,000

Other assets                                                                         53,000                    50,000
                                                                               ------------               -----------
                                                                                $14,659,000               $12,791,000
                                                                               ============               ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                                               $1,164,000                $1,165,000
  Other current liabilities                                                       1,100,000                 1,008,000
                                                                               ------------               -----------
      Total current liabilities                                                   2,264,000                 2,173,000

Long-term obligations and note payable                                               30,000                    44,000

Stockholders' equity                                                             12,365,000                10,574,000
                                                                               ------------               -----------

                                                                                $14,659,000               $12,791,000
                                                                               ============               ===========
